Exhibit 99.1

Armstrong Energy, Inc. Announces Results

For the three months and nine months ended September 30, 2013

•	Third quarter revenue totaled $108.2 million on 2.4 million tons sold with year-to-date revenue of $310.7 million on 6.9 million tons sold
•	Adjusted EBITDA was $14.1 million in the third quarter and $43.4 million year-to-date
•	Available liquidity totaled $82.5 million at September 30, 2013

St. Louis, Nov. 14, 2013 / PR Newswire / — Armstrong Energy, Inc. (“Armstrong”) today reported coal sales revenue of $108.2 million for the three months ended September 30, 2013, compared to $94.7 million for the three months ended September 30, 2012. Coal sales increased 0.3 million tons to 2.4 million tons in the third quarter of 2013, as compared to the same period of the prior year. Average sales price per ton in the three months ended September 30, 2013 was $44.63 per ton, as compared to $45.61 for the same period of the prior year. Operating income and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“Adjusted EBITDA”) for the third quarter of 2013 was $1.2 million and $14.1 million, respectively, as compared to an operating loss and Adjusted EBITDA for the third quarter of 2012 of $0.5 million and $10.7 million, respectively.

For the nine months ended September 30, 2013, Armstrong had revenue of $310.7 million compared to $287.9 million for the nine months ended September 30, 2012. Coal sales increased 8.5% to 6.9 million tons in the nine months ended September 30, 2013, compared to 6.3 million tons in the same period of the prior year. Average sales price per ton in the nine months ended September 30, 2013 was $45.16 per ton, as compared to $45.41 for the same period of the prior year. Operating income and Adjusted EBITDA for the nine months ended September 30, 2013 was $7.2 million and $43.4 million, respectively, as compared to operating income and Adjusted EBITDA for the nine months ended September 30, 2012 of $8.9 million and $41.5 million, respectively.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Tons of Coal Sold	2,425	2,076	6,880	6,338
Revenue	$108,236	$94,677	$310,702	$287,850
Adjusted EBITDA	$14,087	$10,706	$43,417	$41,470
Average Sales Price per Ton	$44.63	$45.61	$45.16	$45.41
Cost of Coal Sales per Ton	$32.55	$34.50	$32.79	$33.04

Revenue and tons sold exceeded prior year amounts primarily due to additional production at two underground mines that reached full production levels in the latter half of 2012 and the first half of 2013. The average sales price per ton is slightly lower in both comparisons primarily due to timing of sales under certain contracts.

Costs of coal sales of $79.0 million and $225.6 million for the three and nine month periods, respectively, are higher than the comparable periods due to the increase in volume. The lower cost of coal sales per ton is due primarily to efficiencies gained in the current year at one of the aforementioned underground mines.

Production royalties to related parties are amounts earned by Armstrong’s affiliate, Armstrong Resource Partners, L.P., related to coal reserves Armstrong leases from it. The increase in comparable periods is due to increased production from those leased reserves.

Interest expense increased significantly in the comparable periods as a result of greater borrowings and at a higher interest rate in the current year due to the issuance in December 2012 of $200.0 million aggregate principal amount of the 11.75% Senior Secured Notes due in 2019. The proceeds were used to retire existing debt with a lower interest rate.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of September 30, 2013, our available liquidity was $82.5 million, comprised of cash on hand of $61.0 million and $21.5 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Our anticipated coal production for 2013 is between 9.3 million and 9.5 million tons, with substantially all tons currently committed and priced. For 2014, Armstrong currently has 8.4 million tons priced and committed.

Capital expenditures in 2013 for equipment and land acquisitions are currently expected to be in a range of $22-$23 million with an additional $12-$13 million for mine development costs related to the development of our Lewis Creek surface and underground mines during the year.

A conference call regarding Armstrong’s third quarter 2013 financial results will be held today at 3:30 eastern time. To participate in the conference call, dial (877) 870-4263 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the “investor” section of Armstrong’s website at http:/www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a diversified producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 322 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries

(formerly Armstrong Land Company, LLC and Subsidiaries)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$108,236	$94,677	$310,702	$287,850
Costs and Expenses:
Cost of coal sales	78,955	71,617	225,561	209,411
Production royalty to related party	2,485	1,546	6,502	3,909
Depreciation, depletion, and amortization	10,258	8,435	28,023	24,554
Asset retirement obligation expenses	595	929	1,760	3,069
General and administrative costs	5,834	5,753	17,150	16,408
Selling and other related costs	8,863	6,931	24,522	21,600

Operating income (loss)	1,246	(534)	7,184	8,899
Other income (expense):
Interest expense, net	(9,170)	(4,948)	(26,382)	(13,964)
Other, net	73	162	318	521

Loss before income taxes	(7,851)	(5,320)	(18,880)	(4,544)
Income tax provision	—	—	—	—

Net loss	(7,851)	(5,320)	(18,880)	(4,544)
Income attributable to non-controlling interests	—	—	—	—

Net loss attributable to common stockholders	$(7,851)	$(5,320)	$(18,880)	$(4,544)

Armstrong Energy, Inc. and Subsidiaries

(formerly Armstrong Land Company, LLC and Subsidiaries)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,024	$60,132
Accounts receivable	27,323	24,138
Inventories	13,608	9,461
Prepaid and other assets	2,505	3,722
Deferred income taxes	1,010	984

Total current assets	105,470	98,437
Property, plant, equipment, and mine development, net	434,061	431,225
Investments	3,216	3,323
Intangible assets, net	151	573
Other non-current assets	22,525	26,751

Total assets	$565,423	$560,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,095	$26,902
Accrued liabilities and other	26,898	14,484
Current portion of capital lease obligations	2,940	4,243
Current maturities of long-term debt	4,082	3,935

Total current liabilities	68,015	49,564
Long-term debt, less current maturities	198,503	199,961
Long-term obligation to related party	105,503	98,388
Related party payables, net	5,782	4,886
Asset retirement obligations	17,969	17,962
Long-term portion of capital lease obligations	2,686	5,474
Deferred income taxes	1,010	984
Other non-current liabilities	2,646	428

Total liabilities	402,114	377,647
Stockholders’ equity:
Common stock	220	219
Preferred stock	—	—
Additional paid-in-capital	239,068	238,713
Accumulated deficit	(75,169)	(56,289)
Accumulated other comprehensive loss	(833)	—

Armstrong Energy, Inc.’s equity	163,286	182,643
Non-controlling interest	23	19

Total stockholders’ equity	163,309	182,662

Total liabilities and stockholders’ equity	$565,423	$560,309

Armstrong Energy, Inc. and Subsidiaries

(formerly Armstrong Land Company, LLC and Subsidiaries)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(18,880)	$(4,544)
Adjustments to reconcile net income to cash provided by operating activities:
Non-cash stock compensation expense	356	518
Income from equity affiliate	(24)	(11)
Gain on settlement of asset retirement obligation	(90)	—
Gain on disposal of property, plant and equipment	(16)	—
Amortization of original issue discount	493	—
Amortization of debt issuance costs	855	851
Depreciation, depletion and amortization	28,023	24,554
Asset retirement obligation expenses	1,760	3,069
Interest on long-term obligations	6,155	170
Change in operating assets and liabilities:
Increase in accounts receivable	(3,185)	(3,021)
(Increase) decrease in inventories	(4,147)	112
Decrease (increase) in prepaid and other assets	1,219	(797)
Decrease in other non-current assets	3,399	4,721
Increase (decrease) in accounts payable and accrued liabilities	12,586	(3,070)
Increase in other non-current liabilities	9,420	4,382

Net cash provided by operating activities:	37,924	26,934
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(30,354)	(38,572)
Investment in affiliate	—	(130)
Proceeds from disposal of fixed assets	255	—

Net cash used in investing activities	(30,099)	(38,702)
Cash Flows from Financing Activities:
Payment on capital lease obligations	(3,639)	(3,245)
Payment of long-term debt	(3,269)	(40,295)
Payment of financing costs and fees	(29)	(743)
Proceeds from the issuance of Series A convertible preferred stock	—	30,000
Borrowings under revolving credit agreement	—	10,000
Contributions of non-controlling interest	4	4

Net cash used in financing activities	(6,933)	(4,279)

Net change in cash and cash equivalents	892	(16,047)
Cash, at the beginning of the period	60,132	19,580

Cash, at the end of the period	$61,024	$3,533

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Net loss	$(7,851)	$(5,320)	$(18,880)	$(4,544)
Income tax provision	—	—	—	—
Depreciation, depletion and amortization	10,853	9,364	29,783	27,623
Non-cash production royalty to related party	1,849	1,546	5,866	3,909
Interest expense, net	9,170	4,948	26,382	13,964
Non-cash stock compensation expense	66	168	356	518
Gain on settlement of asset retirement obligation	—	—	(90)	—

Adjusted EBITDA	$14,087	$10,706	$43,417	$41,470

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define “Adjusted EBITDA” as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, non-cash production royalty for related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, noncash stock compensation expense, non-cash charges related to nonrecourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our company. We also include a quantitative reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss), in the sections that follow.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our final prospectus filed with the SEC on October 15, 2013.